UNITRODE BENCHMARQ MERGER CLOSES;
                 RICHARDSON & SCHUELE ASSUME LEADERSHIP

 Merrimack, NH (August 3, 1998) -- Unitrode Corporation (NYSE--UTR), a manufacturer of analog/linear and mixed-signal integrated circuits, announced that its merger with BENCHMARQ Microelectronics, Inc. closed today. As anticipated in the merger agreement, at the first meeting of the Board of Directors following the merger, Robert J. Richardson, formerly President and CEO of Unitrode, was elected Chairman and Chief Executive Officer, and Alan R. Schuele, formerly President and Chief Executive Officer of Benchmarq, was elected President and Chief Operating Officer and also a director.

 The merger is intended to accelerate the company's penetration of the portable power market. According to Robert J. Richardson, Chairman of the Board and Chief Executive Officer, "Unitrode is a well-established leader in power management and interface circuits and Benchmarq is a recognized innovator in portable power and battery management. Together, Unitrode emerges as a single stop for customers looking for the most advanced mixed-signal IC solutions for standard and portable power management, as well as interface applications."

 Commenting on the combined resources of the two companies, Richardson added, "Unitrode now has five strategically located design centers, allowing us to attract and retain engineering talent in proximity to our manufacturing facilities and many key customers. In addition, we now have access to six wafer fabrication facilities Unitrode's newly constructed 6" BiCMOS and its 4" bipolar fabs in Merrimack, NH, plus contracts with four outside foundries. This manufacturing capability provides the elasticity to respond to customer demand and the access to a wider variety of processes."

 Robert L. Gable, formerly serving as Chairman of the Unitrode board, will continue as a director, having been re-elected to a term expiring in 2001 at Unitrode's July 29, 1998 Annual Meeting. Under the terms of the agreement, in addition to Schuele, Derrell C. Coker, a founder and former Chairman of Benchmarq, and Dietrich Erdmann, a Benchmarq director and an associate of SRB Partners, were also named Unitrode directors, serving in newly created directorships with a term to expire in 1999. At the same time, Kenneth Hecht, who has served as a Unitrode director since 1974, advised Unitrode of his intention to resign as a director, effective today. In a separate statement, Richardson extended the Company's gratitude to resigning director, Kenneth Hecht. He noted, "Ken Hecht has served Unitrode as a valued director for 24 years, joining the board after the untimely death of his brother, Malcolm, the co-founder of Unitrode. During that time, Ken has brought a seasoned and judicious voice to the board's deliberations. He will be greatly missed."

 Unitrode designs and manufactures analog/linear and mixed-signal integrated circuits, modules, and non-volatile products, principally to perform commercial power management, portable power, and interface functions. Its products, branded under Unitrode and BENCHMARQ, are sold throughout the world for a variety of computer, tele- and data- communications, defense/aerospace, industrial, and automotive applications. Further information about Unitrode may be found at the Company's homepage site: http://www.unitrode.com.

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